Exhibit 99.1

Contact:	Mark Hord	FOR IMMEDIATE RELEASE
ViewPoint Financial Group, Inc.
972-578-5000, Ext. 7440

VIEWPOINT FINANCIAL GROUP, INC. COMPLETES ACQUISITION OF

HIGHLANDS BANCSHARES, INC.

Kevin Hanigan Joins ViewPoint as President and CEO

PLANO, Texas, April 2, 2012—ViewPoint Financial Group, Inc. (NASDAQ: VPFG), parent company of ViewPoint Bank, N.A., today announced the completion of its acquisition of Highlands Bancshares, Inc., parent company of The First National Bank of Jacksboro, which operated in Dallas under the name Highlands Bank.

Under the terms of the all-stock transaction, each outstanding share of Highlands common stock was exchanged for 0.6636 shares of ViewPoint stock.

In addition, Highlands President and CEO Kevin Hanigan joined ViewPoint as president and chief executive officer as part of the agreement. He will also be a member of the ViewPoint Board of Directors, along with former Highlands’ board member Bruce Hunt.

ViewPoint Chairman James McCarley said, “We are very pleased with the completion of this strategic in-market acquisition and Mr. Hanigan’s appointment. We view this as a tremendous step in our growth in the North Texas community. And of course we’re looking forward to Mr. Hanigan’s leadership. His 30 plus years of corporate and retail banking experience will be invaluable to the Company’s continuing growth.”

“ViewPoint Bank is a terrific fit for both the Highlands franchise and myself,” said Hanigan. “We’re going to take the best aspects of both organizations and expand on them. Highlands’ commercial banking strengths will complement ViewPoint Bank’s robust lending platforms, including commercial real estate, warehouse, consumer and single-family mortgage. With ViewPoint’s solid retail branch presence and both banks’ spirit of community and commitment to customer service, the combined bank will be a benefit to consumers, shareholders, businesses and our North Texas communities.”

The combined organization has approximately $3.7 billion in assets, $2.3 billion in deposits, $2.3 billion in loans and 31 banking offices serving business and consumer households in 17 North Texas cities. There are no anticipated branch closures, as the companies’ locations do not overlap.

While the merger was effective today, the four Highlands Bank locations in Dallas aren’t expected to adopt the ViewPoint Bank name until late July, when Highlands accounts will be converted to ViewPoint Bank accounts and computer systems. Accounts at First National Bank of Jacksboro and its sister location in Runaway Bay will also convert at that time, although the bank will keep the First National Bank moniker—the name it’s had for 122 years.

After the system conversion, customers of both institutions will be able to conduct business at any of the “new” ViewPoint Bank locations and at the First National Bank locations.

ViewPoint expects the merger to be immediately accretive to its earnings per share, excluding one-time costs.

ViewPoint Financial Group, Inc. was advised in this transaction by Sandler O’Neill + Partners, L.P. as financial advisor and Silver, Freedman & Taff, LLP as legal counsel. Commerce Street Capital, LLC acted as financial advisor and Fulbright & Jaworski, LLP acted as legal counsel to Highlands Bancshares, Inc. FBR Capital Markets & Company also provided a fairness opinion to Highlands.

About ViewPoint Financial Group, Inc.

ViewPoint Financial Group, Inc. is the holding company for ViewPoint Bank, National Association. With the acquisition of Highlands, ViewPoint Bank, N.A. now operates 31 community bank offices, including four Highlands Bank locations in Dallas and two First National Bank of Jacksboro locations in Jack and Wise Counties. For more information, please visit www.viewpointbank.com or www.viewpointfinancialgroup.com. For more information on Highlands Bank, visit www.thehighlandsbank.com.

Forward-Looking Statements

When used in this press release and in documents filed or furnished by ViewPoint with the Securities and Exchange Commission (the “SEC”) in ViewPoint’s other press releases or other public or shareholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “intends” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those presently anticipated or projected, including, among other things: the expected cost savings, synergies and other financial benefits from the ViewPoint-Highlands merger might not be realized within the expected time frames or at all, and costs or difficulties relating to integration matters might be greater than expected; changes in economic conditions; legislative changes; changes in policies by regulatory agencies; fluctuations in interest rates; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; ViewPoint’s ability to access cost-effective funding; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in ViewPoint’s market area; the industry-wide decline in mortgage production; competition; changes in management’s business strategies and other factors set forth in ViewPoint’s filings with the SEC.

ViewPoint does not undertake—and specifically declines any obligation—to update any forward-looking statements to reflect events or circumstances occurring after the date of such statements.

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